FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Fourth Quarter 2010 Results

(January 19, 2011)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the fourth quarter of 2010 of $1,618,000, a $301,000 increase over the $1,317,000 earned during the fourth quarter of 2009.  Net income for the year ended December 31, 2010, was $6,345,000, a $2,045,000, or 47.6% increase, over the $4,300,000 earned in 2009.  Earnings per share for the fourth quarter of 2010 were $0.57 compared to $0.46 for the same period in 2009.  Year-to-date earnings per share were $2.23 in 2010 compared to $1.52 in 2009.

The Corporation’s core earnings or net interest income (NII) of $22,207,000 for the year ended December 31, 2010, represents an increase of $1,222,000, or 5.8%, over last year. The improvement in NII was primarily generated by $1,753,000 of savings on deposit costs, a 19.6% reduction, and $518,000 of savings on borrowing costs, a 13.4% reduction.  Rate decreases throughout the past year have enabled the Corporation to hold deposit rates significantly lower throughout the year compared to 2009.  In addition, the Corporation was able to take advantage of the low-rate environment by obtaining inexpensive wholesale funding and reducing the overall cost of long-term borrowings. Conversely, the lower rates decreased total interest income by $1,049,000, or 3.1%, primarily due to lower interest income on the Corporation’s securities, which declined $890,000, or 8.2%.  The majority of security reinvestment has been occurring at lower rates due to the historically low interest rate environment. The refinancing and conversion opportunities on the Corporation’s loans continue to decline, as most borrowers with the ability to refinance or convert to variable rate loans have already done so.

The provision for loan losses was $450,000 and $1,800,000 for the fourth quarter and the year ended December 31, 2010, representing decreases of $750,000, or 62.5%, and $1,120,000, or 38.4%, respectively, compared to the same periods in 2009.  The provision expense was increased significantly in the fourth quarter of 2009 to cover higher commercial loan charge-offs.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, decreased $197,000, or 12.3%, and $353,000, or 5.8%, for the three months and year ended December 31, 2010, compared to the same periods in 2009.  The decrease was a result of a decline in service fees of $177,000, or 27.9%, and $533,000, or 20.5%, for the three months and year ended December 31, 2010, compared to the same periods in 2009.  The majority of the decline was due to lower overdraft fees resulting from new regulatory changes that became effective in the third quarter of 2010.  Earnings on bank owned life insurance (BOLI) declined by $45,000, or 26.0%, and $91,000, or 14.1%, for the three months and year ended December 31, 2010, compared to the same periods in 2009.  This decrease was primarily a result of higher insurance cost components on the Corporation’s BOLI policies and small reductions in the actual annual return.  Other income increased by $61,000, or 14.6%, and $224,000, or 13.1%, for the three months and year ended December 31, 2010, compared to the same periods in 2009.  These increases were primarily due to an increase in commissions earned on debit card transactions which improved by $55,000, or 18.0%, and $197,000, or 16.9%, for the respective fourth quarter and year-to-date periods.

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ENB FINANCIAL CORP

The gain on the sale of securities increased by $21,000 and $797,000 for the three months and year ended December 31, 2010, compared to the same periods in 2009.  Due to favorable market conditions, the Corporation was able to generate significant gains on the sale of a number of securities throughout 2010.  The gain on the sale of mortgages increased by $169,000 and $76,000 for the three months and year ended December 31, 2010, compared to the same periods in 2009. This was due to increased mortgage volume during the fourth quarter of 2010.

Total operating expenses increased $343,000, or 7.3%, for the three months ended December 31, 2010, and decreased $12,000 for the year ended December 31, 2010.  Salary and benefit expenses increased by $76,000, or 2.9%, for the fourth quarter of 2010 compared to the same quarter in 2009, but decreased by $33,000, or 0.3%, for the year-to-date period. Occupancy expenses increased $58,000, or 15.6%, and $217,000, or 15.1%, for the respective three months and year ended December 31, 2010, compared to the same periods in 2009.  This increase was primarily due to rate increases in utility services as well as additional building expenses related to the renovation of the Denver branch office that was completed in the first quarter of 2010.  FDIC insurance expenses increased by $36,000, or 25.5%, for the fourth quarter of 2010 compared to the same quarter in 2009, but for the year ended December 31, 2010, FDIC insurance expenses decreased by $333,000, or 32.6%, compared to 2009.  The Corporation paid for the special FDIC one-time assessment in 2009 with no similar charge recorded in 2010.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2010 were 0.85% and 8.39% respectively, compared with 0.72% and 7.46% for the fourth quarter of 2009.  For the year ended December 31, 2010, the Corporation’s annualized ROA was 0.85% compared to 0.60% in 2009, while the ROE was 8.62% compared to 6.28% in 2009.

As of December 31, 2010, the Corporation had total assets of $747.8 million, up 3.0%; total deposits of $595.6 million, up 4.5%; and total loans of $415.2 million, down 2.9%, from the balances as of December 31, 2009.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight full-service locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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